Netgateway/Galaxy Enterprises Merger Closed Successfully

LONG BEACH, Calif./OREM, Utah--(BUSINESS WIRE)--June 27, 2000-- Netgateway Inc. (Nasdaq:NGWY), a leading e-Business Service Provider, and Galaxy Enterprises Inc. today said the previously announced transaction to merge the two companies closed on Monday, June 26, 2000.

"Since announcing the proposed merger, we have been working closely with Galaxy on joint business opportunities as well as on integrating our computer technologies and operations," said Roy Camblin, Netgateway's chief executive officer. "We have been pressing forward aggressively on the many synergies that exist with the combination of the two companies, especially with merchant training and mall development in local cable markets, as we implement local shopping portals for the major cable companies. Both management teams are extremely excited about our combined prospects and are already well advanced in completing a smooth transition."

Under the agreement,  Netgateway  acquired Galaxy  Enterprises for approximately
3.9 million shares in an all-stock merger,  in which it exchanged  approximately
0.63 Netgateway shares for each share of Galaxy Enterprises.

Galaxy Enterprises presently hosts more than 4,000 online storefronts and currently adds more than 200 new merchant storefronts per month. In addition to significant high-end B2C business, Galaxy brings to Netgateway a highly rated training and merchant support program for small businesses that want to learn how to effectively use e-Commerce. Galaxy Enterprises also operates Matchsite, Galaxy Mall, Impact Media and BannerSource.

The merger is expected to enhance Netgateway's expanding activities in both the local cable mall and Internet online mall markets by providing an integrated training and support platform for its many new customers seeking, not only an online presence, but the skills to be successful in the eCommerce space.

About Netgateway

Netgateway, Inc. is a comprehensive e-Business Service Provider (ESP) helping companies of all sizes meet diverse e-Business challenges. The ideal electronic outsourcing (or e-Sourcing) solution, Netgateway allows companies to incorporate the Internet Commerce Center(TM) (ICC(TM)) as their primary e-Business infrastructure. The Netgateway ICC(TM) is a robust, secure e-Business Platform specifically designed for rapid deployment of built-to-order e- Business solutions.

The Netgateway ICC supports applications ranging from highly complex B2B solutions that involve large numbers of transactions, extensive workflow automation and back-end integration to legacy systems, to simple Internet storefronts and shopping Malls.

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About Galaxy Enterprises Inc.

Galaxy Enterprises Inc. owns and operates Galaxy Mall, Matchsite and BannerSource. Galaxy Enterprises (www.galaxymall.com) is one of the Internet's fastest growing and most popular virtual shopping portals. It is home to more than 4,000 small and medium-sized businesses. These merchants benefit from Galaxy Mall's more than 14 million monthly hits and its frequently updated marketing and support materials provided in its merchants only section of the mall.

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Netgateway and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. More information is available from Netgateway's Investor Relations department and may be obtained by calling or writing. Netgateway (www.netgateway.net) is located at 300 Oceangate, Suite 500, Long Beach, Calif., 90802.

CONTACTS: Netgateway
Jon Frojen, 562/308-0032
jfrojen@netgateway.net
or
Pondel/Wilkinson Group
Robert Whetstone, 310/207-9300
rwhetstone@pondel.com